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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

CELERA CONTACTS

Media:                                                 Investors:
Heather Kowalski                                       Robert Bennett
(240) 453-3343                                         (240) 453-3990
heather.kowalski@celera.com                            robert.bennett@celera.com

                           CELERA ACQUISITION OF AXYS
                         PHARMACEUTICALS, INC. APPROVED

ROCKVILLE, MD and SOUTH SAN FRANCISCO, CA--November 16, 2001--Celera Genomics (NYSE: CRA), an Applera Corporation business, today announced the approval of its acquisition of Axys Pharmaceuticals, Inc. (Nasdaq: AXPH), a biopharmaceutical company with expertise in the discovery and development of small molecule therapeutics, at a special meeting of Axys stockholders. The completion of the transaction will be effective as of close of business California time today. Following the completion of the transaction, Axys will do business under the Celera name.

"Celera continues to move forward with our evolution as a therapeutic discovery company," said J. Craig Venter, Ph.D., Celera's president and chief scientific officer. "Through this acquisition, Celera will have an outstanding team of scientists with expertise in protein structure-based drug design, medicinal chemistry, and preclinical development, which should complement our existing proteomics and biologics programs. Celera is committed to continuing the partnered programs that Axys has developed with major pharmaceutical companies like Merck and Aventis, and we believe Celera will be well positioned to develop new collaborations."

The capabilities acquired through this acquisition should accelerate Celera's evolution as a therapeutic discovery and development company. These include:

    >> Chemical diversity libraries and a new 43,000 square foot, state of the art medicinal chemistry facility;

    >> Medicinal chemistry, structural biology, and pre-clinical pharmacology capabilities that should enable Celera to identify and optimize small molecule therapeutic candidates for its genomic and proteomics discoveries;

    >>  A team of skilled chemists and experienced biologists; and

    >>  Expertise in tumor biology and proprietary cancer discovery programs.


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Michael C. Venuti, Ph.D., Axys' senior vice president for research and development, will become the general manager of Celera's South San Francisco operations and report to Dr. Venter. Dr. Venuti is an organic chemist with more than 20 years of research experience in the pharmaceutical and biotechnology industry.

Paul J. Hastings, Axys' president and chief executive officer, has agreed to remain with Celera for a limited period to assist in the integration of the two companies.

The transaction was structured as a tax-free stock-for-stock reorganization. As a result of the acquisition, Axys stockholders will receive 0.1355 shares of Applera Corporation-Celera Genomics Group Common Stock for each share of Axys common stock held. Applera expects to issue approximately 5.5 million shares of Celera Genomics Group Common Stock for shares of Axys common stock issued and outstanding as of the closing.

ABOUT APPLERA CORPORATION AND CELERA GENOMICS

Applera Corporation comprises two operating groups. The Celera Genomics Group, headquartered in Rockville, MD, is engaged principally in integrating advanced technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. Celera's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of information based on the human genome and other biological and medical information. Through the therapeutic discovery business, Celera intends to leverage its genomic and proteomic capabilities to identify drug targets and diagnostic marker candidates, and to discover novel therapeutic candidates. The Applied Biosystems Group (NYSE:ABI) develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2001. Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available on the World Wide Web at www.applera.com, or by telephoning 800.762.6923. Information about Celera is available on the World Wide Web at www.celera.com.

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These factors include but are not limited to: (1) expected


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operating losses; (2) dependence on the continued assembly and annotation of the human and other genomes; (3) unproven use of genomics information to develop or commercialize products; (4) intense competition in the industry in which Celera Genomics operates; (5) dependence on customers in, and the risks that affect, the pharmaceutical and biotechnology industries; (6) the risk that the Axys business will not be integrated successfully into Celera; (7) unanticipated costs of such integration; (8) the risk that collaborations established by Axys will not be successful; (9) the risk that clinical trials will not proceed as anticipated or may not be successful; (10) dependence on the unique expertise of its scientific and management staff; (11) dependence on computer hardware, software, and Internet applications; (12) Celera Genomics' need for access to biological materials; (13) legal, ethical, and social issues which could affect demand for products; (14) potential for government regulation of Celera
Genomic's or its customers' products and services; (15) lengthy and uncertain development cycle for therapeutic and diagnostic products, and Celera' unproven ability to develop or commercialize such products; and (16) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission.

Copyright (C) 2001. Applera Corporation. All Rights Reserved.
Applera, Celera, Celera Genomics, and Celera Discovery System are trademarks and Applied Biosystems is a registered trademark of Applera Corporation or its subsidiaries in the US and certain other countries.

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